Exhibit 99.1

EQUUS AND MVC CAPITAL COMPLETE SHARE EXCHANGE

Share Exchange Marks the First Step in Equus’ Intent to Effect a Transformative Reorganization

HOUSTON, TX – May 15, 2014 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced that it intends to effect a transformational reorganization under the Investment Company Act of 1940 (the “1940 Act”) in an effort to maximize shareholder value. The reorganization, approved by the Equus Board of Directors, involves, amongst other matters, the acquisition by MVC Capital, Inc. (NYSE: MVC) (“MVC”) of a substantial equity stake in Equus.

Under the terms of the reorganization, Equus intends to pursue a merger or consolidation with MVC, or a subsidiary of MVC, or one or more of MVC’s portfolio companies (the “Consolidation”). Absent Equus merging or consolidating with/into MVC, the current intention is for Equus to (i) consummate the Consolidation, (ii) terminate its election to be classified as a business development company under the 1940 Act, and (iii) be restructured as a publicly-traded operating company focused on the energy and/or financial services sector.

If, as a result of the Consolidation, Equus is transformed into an operating company, Equus intends to ensure that it satisfies the continued listing criteria for operating companies pursuant to applicable rules of the New York Stock Exchange.

Pursuant to the Share Exchange Agreement that was also adopted as the first step to the reorganization, MVC received 2,112,000 shares of Equus in exchange for Equus receiving 395,839 shares of MVC. The exchange was calculated based upon each company’s respective net asset value per share.

As part of the reorganization, MVC may also acquire additional Equus shares from time to time, either through Equus’ direct sale of newly issued shares from treasury stock to MVC (which would require the approval of a majority of Equus shareholders) or through the purchase of Equus shares from existing Equus shareholders. The consummation of the reorganization is anticipated to occur within one year.

“We are encouraged by the strategic possibilities this transaction presents,” said Bruce W. Shewmaker, Managing Director of MVC Capital, Inc. “Equus has access to energy and finance sector expertise and a substantial portion of its assets held in cash, all of which we will seek to capitalize on through a potentially creative business combination.”

“Today’s announcement reflects the culmination of our effort to chart a transformative strategic direction for Equus,” said John Hardy, the Chief Executive Officer of Equus. “If we can implement the reorganization in the coming months, we believe Equus will benefit from a closer relationship with MVC. We expect this to provide Equus access to a broader range of investment opportunities, which could unlock the potential for growth and liquidity for our shareholders. I look forward to working closely with the MVC team to accomplish these goals.”

Both the reorganization and the Exchange are subject to various conditions, risks, and uncertainties, among which include the following:

•	While the Equus Board of Directors has approved the reorganization and the share exchange, the reorganization cannot be fully put into effect unless and until a majority of the holders of the Fund’s outstanding shares approve the Consolidation. While the Equus Board has not, at this time, either reviewed or approved any particular transaction that would constitute the Consolidation, there can be no guarantee that the actual transaction will ultimately be approved by both the Board and Equus shareholders.

•	The risk that Equus and/or MVC are unable to (i) complete the transactions contemplated by Equus’ reorganization, including the Consolidation, and (ii) fulfill closing conditions under, or the execution of customary additional documentation for, agreements related to the reorganization, including the Share Exchange Agreement.

•	If the Plan is not put into effect within one year of the date of the share exchange, MVC has the right, to the extent permitted by law, to rescind the Exchange, recover its shares that have been issued to Equus, and return to Equus the 2,112,000 shares issued to it.

These risks should be considered in addition to the items identified as “Risk Factors” in both the Fund’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2014 and MVC’s most recent Annual Report on Form 10-K filed with the SEC on January 13, 2014.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

About MVC Capital, Inc.

MVC is a business development company traded on the New York Stock Exchange that provides long-term debt and equity investment capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about MVC, please visit the MVC's website at www.mvccapital.com.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, our ability to execute our reorganization and complete the transactions contemplated thereby, the performance of our new investment in MVC, the other risks and uncertainties described herein, as well as those contained in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

Contacts:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486